10.2
Press Release

MEDISCIENCE TECHNOLOGY CORP. (OTC-MDSC) announces its successful closing on August 16, 2005 of a $1.5 Million dollar Private Placement.

Cherry Hill, NJ ( August 16, 2005)--Mediscience Technology Corp. (MTC), (OTCBB- "MDSC"), a developer of imaging technology for molecular detection of cancer and physiological change, announced that on August 16, 2005 it privately closed its SEC Reg. "D" Private Placement with net cash infusion to the Company of $1.5 million dollars. And attached warrants totaling $3 million dollars exercisable at $1.00 per share

Investment basis: SEC Reg. D Private placement "The minimum subscription to August 15 , 2005 this offerings closing, is $25,000 for each UNIT of Mediscience Common restricted per SEC Rule 144, each individual dollar investment to be no less than $25,000 for a minimum subscription of fourteen (14) UNITS ($350.000) to a maximum subscription of one hundred sixty (160) UNITS ($4,000,000). Each UNIT share of unregistered MTC common valued at fifty ($.50) cents per share with one warrant per share attached to purchase one additional share at one dollar ($1.00) a share of Mediscience common share restricted per SEC Rule 144, said warrant expiring by its terms on August 1, 2007 The Company reserved the right to accept or reject any subscription tendered, to August, 15, 2005 closing this offering in whole or in part on a smaller number of UNITS subscribed than the maximum of 160" Chairman/CEO Peter Katevatis stated "this funding will allow the company to move forward in our effort to commercialize our Optical Biopsy technology and immediately prepare and initiate clinical trials for Cervical cancer applications." Components to our August 18, 2005 meeting with the FDA.

SEE 8-K filing of registrants REG D filing dated July 16, 2005
NOTE: Web Page:  MEDISCIENCETECH.com

INVESTOR NOTICE: Certain of the matters discussed in this announcement contain
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forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the company's ability to implement its long-range business plan for various applications of its technology; the company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory clearances applicable to applications of the company' technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.


Contact Persons: Michael Engelhart Pres/COO
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                 mengelhart@mediscience.com  (201) 818 0050
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Peter Katevatis Esq. Chairman/CEO metpk@aol.com  (215) 485 0362
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